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                                                                    EXHIBIT 16.1



                                                     September 21, 2000


SECPS Letter File
U.S. Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC  20549

RE:      SunGlobe Fiber Systems Corporation
         SEC File No. 2-70345-NY


Ladies and Gentlemen:

We were previously principal accountants for SunGlobe Fiber Systems Corporation (formerly known as TimeOne, Inc.) and on March 27, 2000, we reported on the financial statements of SunGlobe Fiber Systems Corporation as of December 31, 1999 and for the two years ended December 31, 1999 and 1998. On September 20, 2000, we were dismissed as principal accountants. We have read Item 4(a) of the Form 8-K, dated September 21, 2000 for SunGlobe Fiber Systems Corporation and agree with the statements contained therein.



Very truly yours,


SMITH & COMPANY


By: /s/ Roger B. Kennard
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